                                                                   EXHIBIT 99-3




            SUPPLEMENTAL CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Ameren Corporation (Ameren) is a newly created holding company which will be registered under the Public Utility Holding Company Act of 1935 (PUHCA). In December 1997, Union Electric Company (AmerenUE) and CIPSCO Incorporated (CIPSCO) combined to form Ameren, with AmerenUE and CIPSCO's subsidiaries, Central Illinois Public Service Company (AmerenCIPS) and CIPSCO Investment Company (CIC) becoming wholly-owned subsidiaries of Ameren (the Merger). In addition, Ameren, as a result of the Merger, has a 60 percent ownership interest in Electric Energy, Inc. (EEI), which is consolidated for financial reporting purposes. Upon consummation of the Merger, the common stockholders of AmerenUE and CIPSCO received one and 1.03 shares, respectively, of Ameren common stock, par value $.01 per share, and became common stockholders of Ameren.

The Merger is accounted for as a pooling-of-interests, and the Supplemental Consolidated Condensed Financial Statements included in this Form 8-K, in lieu of pro forma financial statements as required by Article ll, "Pro Forma Financial Information" of Regulation S-X, are presented as if the Merger were consummated as of the beginning of the earliest period presented. However, the Supplemental Consolidated Condensed Financial Statements are not necessarily indicative of the results of operations, financial position or cash flows that would have occurred had the Merger been consummated for the periods for which it is given effect, nor is it necessarily indicative of the future results of operations, financial position or cash flows.

References to the Company are to Ameren on a consolidated basis; however, in certain circumstances, the subsidiaries are separately referred to in order to distinguish between their different business activities.

RESULTS OF OPERATIONS

EARNINGS
Common stock earnings for the nine months ended September 30, 1997 totaled $340 million, or $2.48 per share, compared to earnings of $348 million or $2.53 per share for the same period in 1996. Earnings and earnings per share fluctuated due to many conditions, primarily: weather variations, competitive market forces, credits to electric customers, sales growth, fluctuating operating expenses, and merger-related expenses.

ELECTRIC OPERATIONS
The impacts of the more significant items affecting electric revenues and operating expenses during the nine month period ended September 30, 1997 compared to 1996 are detailed below:

Electric Revenues
--------------------------------------------------------------------
(millions of dollars)              Variation for period ended
                               September 30, 1997 from comparable
                                       prior year period
--------------------------------------------------------------------
                                              Nine
                                             Months
                                             ------
Rate variations                              $  (4)
Credits to customers                            26
Effect of abnormal weather                      (3)
Growth and other                                (3)
Interchange sales                               (6)
EEI                                              5
--------------------------------------------------------------------
                                              $ 15
--------------------------------------------------------------------

Electric revenues for the nine months ended September 30, 1997 increased $15 million compared to the same period last year primarily due to a lower customer credit (see Note 2 - Regulatory Matters under

Notes to the Supplemental Consolidated Condensed Financial Statements), partly offset by decreases in interchange revenues and lower revenues attributable to one less day in the period due to leap year in 1996. For the nine month period ended September 30, 1997, residential sales decreased 2 percent while commercial sales remained relatively flat compared to the same periods in 1996. Industrial sales increased 1 percent while interchange sales decreased 1 percent compared to the year-ago periods.

Fuel and Purchased Power
----------------------------------------------------------------------------
(Millions of dollars)                       Variation for period ended
                                        September 30, 1997 from comparable
                                                   prior period
----------------------------------------------------------------------------
                                                       Nine
                                                      Months
                                                      ------
Fuel:
  Variation in generation                              $ 26
  Price                                                 (20)
  Generation efficiencies and other                      --
Purchased power variation                               (37)
EEI                                                       9
----------------------------------------------------------------------------
                                                       $(22)
----------------------------------------------------------------------------

The decline in fuel and purchased power costs for the nine months ended September 30, 1997, versus the comparable prior-year period was primarily due to decreased purchased power costs, resulting from relatively flat native load sales coupled with greater generation, as well as lower fuel prices.

GAS OPERATIONS
The decrease in gas revenues of $2 million for the nine months ended September 30, 1997 compared to the comparable year-ago period was primarily due to milder weather. Dekatherm sales to residential and commercial customers decreased 12 percent and 17 percent, respectively, in the nine month period ended September 30, 1997 over the same period in 1996, offset in part by increased dekatherm sales to industrial customers by 19 percent. In addition to traditional sales to its end customers, AmerenCIPS makes off-system sales of gas to others. Such off-system sales in 1997 continued to offset above mentioned declines, whereas such sales were minimal in 1996.

The $4 million increase in gas costs for the nine months ended September 30, 1997 when compared to the same period in 1996 was primarily the result of increased dekatherms purchased for resale to wholesale customers.

OTHER OPERATING EXPENSES
Other operating expense variations reflect recurring conditions such as growth, inflation and wage increases.

For the nine months ended September 30, 1997, other operating expenses increased $34 million versus the comparable prior year period primarily due to increased consultant expenses, computer related expenses, and injuries and damages expenses.

Depreciation and amortization expense for the nine months ended September 30, 1997 increased $7 million compared to the comparable 1996 period primarily due to increases in depreciable property.

Income taxes charged to operating expenses for the nine months ended September 30, 1997 decreased $11 million compared to the same period in 1996 primarily as the result of lower pretax income.

OTHER INCOME AND DEDUCTIONS
Miscellaneous, net for the nine months ended September 30, 1997 decreased $3 million compared to the nine month period ended September 30, 1996 due to an increase in merger-related expenses.

INTEREST
Interest charges for the nine months ended September 30, 1997 increased $5 million compared to the same period in 1996 primarily due to increased debt outstanding.

LIQUIDITY AND CAPITAL RESOURCES

Cash provided by operating activities totaled $625 million for the nine months ended September 30, 1997, compared to $662 million during the same 1996 period.

Cash flows used in investing activities totaled $293 million and $333 million for the nine months ended September 30, 1997 and 1996, respectively. Construction expenditures for the nine months ended September 30, 1997 of $287 million were for constructing new or improving existing facilities, purchasing railroad coal cars and complying with the Clean Air Act. In addition, the Company expended $13 million for the acquisition of nuclear fuel. Capital requirements for the remainder of 1997 are expected to be principally for construction expenditures and the acquisition of nuclear fuel.

Cash flows used in financing activities were $285 million for the nine months ended September 30, 1997, compared to $297 million of cash flows used for financing activities during the same 1996 period. The Company's principal financing activities for the nine months ended September 30, 1997, were the redemption of $106 million of long-term debt and $64 million of preferred stock and the payment of dividends.

The Company plans to utilize short-term debt as support for normal operations and other temporary requirements. AmerenUE and AmerenCIPS are authorized by the Federal Energy Regulatory Commission (FERC) to have up to $600 million and $150 million, respectively, of short-term unsecured debt instruments outstanding at any one time. Short-term borrowings consist of bank loans (maturities generally on an overnight basis) and commercial paper (maturities generally within 10 to 45 days). At September 30, 1997, the Company had committed bank lines of credit aggregating $259 million (of which $252 million were unused at that date) which make available interim financing at various rates of interest based on LIBOR, the bank certificate of deposit rate or other options. The lines of credit are renewable annually at various dates throughout the year. As of September 30, 1997, the Company had $43 million of short-term borrowings.

As of September 30, 1997, AmerenCIPS has registration statements covering $75 million of first mortgage bonds and medium-term notes filed with the Securities and Exchange Commission (SEC). AmerenCIPS' mortgage indenture limits the amount of first mortgage bonds which may be issued. At September 30, 1997, AmerenCIPS could have issued about $677 million of additional first mortgage bonds under the indenture, assuming an annual interest rate of 7.5 percent. Additionally, AmerenCIPS' articles of incorporation limit amounts of preferred stock which may be issued. Assuming a preferred dividend rate of 7.38 percent, the utility could have issued all $185 million of authorized but unissued preferred stock as of September 30, 1997. AmerenUE has registration statements covering $160 million of long-term debt filed with the SEC. In addition, AmerenUE has registration statements filed with the SEC covering $100 million of preferred stock. AmerenUE also has bank credit agreements due 1999 which permit the borrowing of up to $300 million and $200 million on a long-term basis. At September 30, 1997, no such borrowings were outstanding.

Additionally, AmerenUE has a lease agreement which provides for the financing of nuclear fuel. At September 30, 1997, the maximum amount which could be financed under the agreement was $120 million. Cash provided from financing for the nine months ended September 30, 1997, included issuances under the lease for nuclear fuel of $28 million offset in part by $21 million of redemptions. At September 30, 1997, $114 million was financed under the lease.

RATE MATTERS
See Note 2 - Regulatory Matters under Notes to Supplemental Consolidated Condensed Financial Statements for further information.

CONTINGENCIES

Subsequent to the completion of a contract restructuring with a major coal supplier by AmerenCIPS, a group of industrial customers filed with the Illinois Third District Appellate Court (the Court) in February 1997 an appeal of the December 1996 order of the ICC which approved, among other things, recovery of the restructuring payment and associated carrying costs (Restructuring Charges), incurred as a result of the restructuring, through the retail fuel adjustment clause (FAC). Additionally, in May 1997 the FERC approved recovery of the wholesale portion of the Restructuring Charges through the wholesale FAC.

As a result of the ICC and FERC orders, AmerenCIPS classified the $72 million of the Restructuring Charges made to the coal supplier in February 1997 as a regulatory asset and, through October 1997, recovered approximately $9.5 million of the Restructuring Charges through the retail FAC and from wholesale customers.

On November 24, 1997, the Court reversed the ICC's order, finding that the Restructuring Charges were not direct costs of fuel that may be recovered through the retail FAC, but rather should be considered as a part of a review of AmerenCIPS' aggregate revenue requirements in a full rate case. Restructuring Charges allocated to wholesale customers (approximately 16 percent of the total) are not in question as a result of the opinion of the Court. On December 8, 1997, AmerenCIPS requested a rehearing by the Court.

The Company is evaluating the impact of the Court decision on its financial statements. The Company cannot predict the ultimate outcome of this matter. If the Court's decision should ultimately prevail, AmerenCIPS will be required to cease recovery of the Restructuring Charges through the retail FAC, and could be required to refund any portion of those charges that had been collected through the retail FAC. The Company is also exploring other alternatives for recovery of the Restructuring Charges. The Company is currently evaluating the unamortized retail portion of the Restructuring Charges, which is currently classified as a regulatory asset, to determine if it continues to meet the criteria for the existence of an asset under Generally Accepted Accounting Principles (GAAP). If it is determined that such criteria are not met, the unamortized balance of the Restructuring Charges, approximately $36 million, net of tax, could be charged to earnings. The Company is also evaluating the revenues previously recovered in 1997 through the retail FAC to determine if a loss contingency, as defined under GAAP, is required. Such loss contingency ($5 million, net of tax) could also be charged to earnings. See Note 3 - Commitments and Contingencies under Notes to Supplemental Consolidated Condensed Financial Statements for further information.

See Note 3 - Commitments and Contingencies under Notes to Supplemental Consolidated Condensed Financial Statements for other material issues existing at September 30, 1997.

DIVIDENDS

The Board of Directors does not set specific targets or payout parameters for dividend payments, however, the Board considers various issues including the Company's historic earnings and cash flow; projected earnings, cash flow and potential cash flow requirements; dividend increases at other utilities; return on investments with similar risk characteristics; and overall business considerations. It is currently anticipated that the Company will initially pay dividends on its common stock at AmerenUE's historical payment level, which was $2.54 per share on an annual basis prior to the consummation of the Merger.

ELECTRIC INDUSTRY RESTRUCTURING

Certain states are considering proposals that would promote competition in the retail electric market. In December 1997, the Governor of Illinois signed the Electric Service Customer Choice and Rate Relief Law of 1997 (the Act) providing for utility restructuring in Illinois. This legislation introduces price-based competition into the supply of electric energy in Illinois and will provide a less regulated structure for Illinois electric utilities. The Act includes a 5 percent residential electric rate decrease for the Company's Illinois electric customers, effective August 1, 1998. The Company may be subject to additional 5 percent residential electric rate decreases in each of 2000 and 2002 to the extent its rates exceed the Midwest utility average at that time. The Company's rates are currently below the Midwest utility average. The Company estimates that the initial 5 percent rate decrease will result in a decrease in annual electric revenues of about $13 million, based on estimated levels of sales and assuming normal weather conditions. Retail direct access, which allows customers to choose their electric generation supplier, will be phased in over several years. Access for commercial and industrial customers will occur over a period from October 1999 to December 2000, and access for residential customers will occur after May 1, 2002. The Act also relieves the Company of the requirement in the ICC's Order issued in September 1997 (which approved the Merger), requiring AmerenUE and AmerenCIPS to file electric rate cases or alternative regulatory plans in Illinois following consummation of the Merger to reflect the effects of net merger savings. Other provisions of the Act include (1) potential recovery of a portion of a utility's stranded costs through a transition charge collected from customers who choose another electric supplier, (2) the option for certain utilities, including the Company, to eliminate the retail FAC applicable to their rates and to roll into base rates a historical level of fuel expense and (3) a mechanism to securitize certain future revenues related to stranded costs.

At this time, the Company is assessing the impact that the Act will have on its operations. The potential negative consequences resulting from the Act could be significant and include the impairment and writedown of certain assets, including generation-related plant and regulatory assets, related to the Company's Illinois jurisdictional assets. The provisions of the Act could also result in lower revenues, reduced profit margins and increased costs of capital. At this time, the Company is unable to determine the impact of the Act on the Company's future financial condition, results of operations or liquidity. (See
Note 2 - Regulatory Matters under Notes to Supplemental Consolidated Condensed Financial Statements.)

In Missouri, where 72 percent of the Company's retail electric revenues are derived, a task force appointed by the Missouri Public Service Commission (MoPSC) is investigating industry restructuring and competition and is scheduled to issue a report to the MoPSC in 1998. A joint legislative committee is also conducting hearings on these issues. Currently, retail wheeling has not been allowed in Missouri; however, the joint agreement approved by the MoPSC in February 1997 as part of its merger authorization includes a provision that required AmerenUE to file a proposal for a 100-megawatt experimental retail wheeling pilot program in Missouri. AmerenUE filed its proposal with the MoPSC in September 1997. This proposal is still subject to review and approval by the MoPSC.

The Company is unable to predict the timing or ultimate outcome of the electric industry restructuring initiatives being considered in the state of Missouri. In the state of Missouri, the potential negative consequences of industry restructuring could be significant and include the impairment and writedown of certain assets, including generation-related plant and regulatory assets, lower revenues, reduced profit margins and increased costs of capital. At this time, the Company is unable to predict the impact of potential electric industry restructuring matters in the state of Missouri on the Company's future financial condition, results of operations or liquidity. (See Note 2 - Regulatory Matters under Notes to Supplemental Consolidated Condensed Financial Statements.)

AIR QUALITY STANDARDS

In July 1997, the United States Environmental Protection Agency (EPA) issued final regulations revising the National Ambient Air Quality Standards for ozone and particulate matter. Although specific emission control requirements are still being developed, it is believed that the revised standards will require significant additional reductions in nitrogen oxide and sulfur dioxide emissions from coal-fired boilers. In October 1997, the EPA announced that Missouri and Illinois are included in the area targeted for nitrogen oxide emissions reductions as part of their regional control program. Reduction requirements in nitrogen oxide emissions from the Company's coal-fired boilers could exceed 80 percent from 1990 levels by the year 2002. Reduction requirements in sulfur dioxide emissions may be up to 50 percent beyond that already required by Phase II acid rain control provisions of the 1990 Clean Air Act Amendments and are anticipated to be required by 2007. Because of the magnitude of these additional reductions, the Company could be required to incur significantly higher capital costs to meet future compliance obligations for its coal-fired boilers or purchase power from other sources, either of which could have significantly higher operating and maintenance expenditures associated with compliance. At this time the Company is unable to determine the impact of the revised air quality standards on the Company's future financial condition, results of operations or liquidity.

The United States and other countries are discussing possibilities for an international treaty to address the issue of "global warming." The Company is unable to predict what agreements, if any, will be adopted. However, most of the proposals under discussion could result in significantly higher capital costs and operations and maintenance expenditures by the Company. At this time, the Company is unable to determine the impact of these proposals on the Company's future financial condition, results of operations or liquidity.

INFORMATION SYSTEMS

The Year 2000 issue relates to computer systems and applications which currently use two-digit date fields to designate a year. As the century date change occurs, date-sensitive systems will recognize the year 2000 as 1900, or not at all. This inability to recognize or properly treat the year 2000 may cause systems to process critical financial and operational information incorrectly.

The Company continues to assess the impact of the Year 2000 issue on its operations, including the development of final cost estimates for, and the extent of programming changes required to address this issue. At this time, the Company believes that the Year 2000 issue will not have a material adverse effect on its financial condition, results of operations or liquidity.

OUTLOOK

The Company's management and Board of Directors recognize that competition will continue to increase in the future, especially in the energy supply portion of our business. The introduction of competition into the markets, coupled with the impact of the revised air quality standards on the Company's operations, will result in numerous challenges and uncertainties for Ameren and the utility industry. At this time, the Company cannot predict the timing or impact of these matters on its future financial condition, results of operations or liquidity.

SAFE HARBOR STATEMENT

Statements made in this report which are not based on historical facts are forward-looking and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, legislation, events, conditions, financial performance and dividends. In connection with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is providing the following cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. Factors include, but are not limited to, the effects of: regulatory actions; changes in laws and other governmental actions; competition; business and economic conditions; weather conditions; fuel prices and availability; generation plant performance; monetary and fiscal policies; and legal and administrative proceedings.

                               AMEREN CORPORATION
                SUPPLEMENTAL CONSOLIDATED CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1997
                                   (UNAUDITED)
                      (Thousands of Dollars, Except Shares)

ASSETS
Property and plant, at original cost:
   Electric                                                                        $11,487,890
   Gas                                                                                 442,537
   Other                                                                                35,960
                                                                                   -----------
                                                                                    11,966,387
   Less accumulated depreciation and amortization                                    5,228,270
                                                                                   -----------
                                                                                     6,738,117
Construction work in progress:
   Nuclear fuel in process                                                             108,882
   Other                                                                               128,861
                                                                                   -----------
         Total property and plant, net                                               6,975,860
                                                                                   -----------
Investments and other assets:
   Investments                                                                         116,008
   Nuclear decommissioning trust fund                                                  119,333
   Other                                                                                61,307
                                                                                   -----------
         Total investments and other assets                                            296,648
                                                                                   -----------
Current assets:
   Cash and cash equivalents                                                            58,092
   Accounts receivable - trade (less allowance for doubtful
         accounts of $5,202)                                                           312,228
   Unbilled revenue                                                                     84,142
   Other accounts and notes receivable                                                  62,098
   Materials and supplies, at average cost -
      Fossil fuel                                                                       92,374
      Other                                                                            137,608
   Other                                                                                35,240
                                                                                   -----------
         Total current assets                                                          781,782
                                                                                   -----------
Regulatory assets:
   Deferred income taxes                                                               695,782
   Other                                                                               295,770
                                                                                   -----------
         Total regulatory assets                                                       991,552
                                                                                   -----------
Total Assets                                                                       $ 9,045,842
                                                                                   ===========

CAPITAL AND LIABILITIES
Capitalization:
   Common stock, $.01 par value, authorized 400,000,000 shares -
      outstanding 137,215,462 shares                                               $     1,372
   Other paid-in capital, principally premium on
     common stock                                                                    1,582,938
   Retained earnings                                                                 1,523,429
                                                                                   -----------
         Total common stockholders' equity                                           3,017,739
   Preferred stock not subject to mandatory redemption                                 235,197
   Long-term debt                                                                    2,492,741
                                                                                   -----------
         Total capitalization                                                        5,835,677
                                                                                   -----------
Minority interest in consolidated subsidiary 3,534 Current liabilities:
   Current maturity of long-term debt                                                   43,193
   Short-term debt                                                                      43,358
   Accounts and wages payable                                                          184,248
   Accumulated deferred income taxes                                                    35,160
   Taxes accrued                                                                       249,822
   Other                                                                               180,373
                                                                                   -----------
         Total current liabilities                                                     736,154
                                                                                   -----------

Accumulated deferred income taxes                                                    1,635,289
Accumulated deferred investment tax credits                                            202,099
Regulatory liability                                                                   285,612
Other deferred credits and liabilities                                                 347,477
                                                                                   ===========
Total Capital and Liabilities                                                      $ 9,045,842
                                                                                   ===========



See Notes to Supplemental Consolidated Condensed Financial Statements

                               AMEREN CORPORATION
                       SUPPLEMENTAL CONSOLIDATED CONDENSED
                              STATEMENTS OF INCOME
                  NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                                   (UNAUDITED)
           (Thousands of Dollars, Except Shares and Per Share Amounts)




                                                                    1997             1996
                                                               -------------    -------------
OPERATING REVENUES:
   Electric                                                    $   2,421,692    $   2,406,283
   Gas                                                               167,899          169,557
   Other                                                               9,771            8,776
                                                               -------------    -------------
      Total operating revenues                                     2,599,362        2,584,616

OPERATING EXPENSES:
   Operations
      Fuel and purchased power                                       638,297          660,732
      Gas costs                                                      106,909          102,682
      Other                                                          434,067          400,522
                                                               -------------    -------------
                                                                   1,179,273        1,163,936
   Maintenance                                                       219,795          216,150
   Depreciation and amortization                                     263,608          256,252
   Income taxes                                                      227,735          238,934
   Other taxes                                                       211,905          211,471
                                                               -------------    -------------
      Total operating expenses                                     2,102,316        2,086,743

OPERATING INCOME                                                     497,046          497,873

OTHER INCOME AND DEDUCTIONS:
   Allowance for equity funds used during
      construction                                                     3,395            5,156
   Miscellaneous, net                                                (15,141)         (12,523)
                                                               -------------    -------------
      Total other income and deductions, net                         (11,746)          (7,367)

INCOME BEFORE INTEREST CHARGES
AND PREFERRED DIVIDENDS                                              485,300          490,506

INTEREST CHARGES AND PREFERRED DIVIDENDS:
   Interest                                                          141,262          136,060
   Allowance for borrowed funds used during construction              (5,443)          (5,919)
   Preferred dividends of subsidiaries                                 9,395           12,730
                                                               -------------    -------------
      Net interest charges and preferred dividends                   145,214          142,871

NET INCOME                                                     $     340,086    $     347,635
                                                               =============    =============

EARNINGS PER SHARE OF COMMON STOCK
   (BASED ON AVERAGE SHARES OUTSTANDING)                       $        2.48    $        2.53
                                                               =============    =============

AVERAGE COMMON SHARES OUTSTANDING                                137,215,462      137,215,462
                                                               =============    =============

See Notes to Supplemental Consolidated Condensed Financial Statements

                               AMEREN CORPORATION
                       SUPPLEMENTAL CONSOLIDATED CONDENSED
                             STATEMENT OF CASH FLOWS
                  NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                                   (UNAUDITED)
                             (Thousands of Dollars)




                                                        1997         1996
                                                     ---------    ---------
Cash Flows From Operating:
   Net income                                        $ 340,086    $ 347,635
   Adjustments to reconcile net income to net cash
      provided by operating activities:
        Depreciation and amortization                  259,371      252,350
        Amortization of nuclear fuel                    28,737       32,198
        Allowance for funds used during construction    (8,838)     (11,075)
        Deferred income taxes, net                      (4,479)      11,675
        Deferred investment tax credits, net            (7,128)      (7,150)
        Coal contract restructuring charge             (71,795)
        Changes in assets and liabilities:
           Receivables, net                            (22,722)     (18,210)
           Materials and supplies                       14,124      (22,862)
           Accounts and wages payable                 (112,839)    (110,215)
           Taxes accrued                               184,585      150,258
           Other, net                                   25,865       37,763
                                                     ---------    ---------
Net cash provided by operating activities              624,967      662,367

Cash Flows From Investing:
   Construction expenditures                          (286,952)    (312,528)
   Allowance for funds used during construction          8,838       11,075
   Nuclear fuel expenditures                           (12,594)     (26,001)
   Long-term investments                                (2,698)      (5,282)
                                                     ---------    ---------
Net cash used in investing activities                 (293,406)    (332,736)

Cash Flows From Financing:
   Dividends on common stock                          (248,376)    (244,291)
   Redemptions -
      Nuclear fuel lease                               (21,011)     (25,659)
      Short-term debt                                  (25,710)     (29,600)
      Long-term debt                                  (106,000)     (35,000)
      Preferred stock                                  (63,924)         (26)
   Issuances -
      Nuclear fuel lease                                27,653       31,581
      Short-term debt                                    6,070
      Long-term debt                                   152,000
                                                     ---------    ---------
Net cash used in financing activities                 (285,368)    (296,925)

Net change in cash and cash equivalents                 46,193       32,706
Cash and cash equivalents at beginning of period        11,899        2,378
                                                     =========    =========
Cash and cash equivalents at end of period           $  58,092    $  35,084
                                                     =========    =========
Cash paid during the periods:
                                                     ---------    ---------
   Interest (net of amount capitalized)              $ 108,910    $ 115,340
   Income taxes                                      $ 120,829    $ 146,942
                                                     ---------    ---------


See Notes to Supplemental Consolidated Condensed Financial Statements

AMEREN CORPORATION
NOTES TO SUPPLEMENTAL CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 1997

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

MERGER AND SUPPLEMENTAL FINANCIAL STATEMENTS (BASIS OF PRESENTATION)
Effective December 31, 1997, following the receipt of all required state and federal regulatory approvals, Union Electric Company (AmerenUE) and CIPSCO Incorporated (CIPSCO) combined to form Ameren Corporation (Ameren)(the Merger). The accompanying supplemental consolidated condensed financial statements (the financial statements) reflect the accounting for the Merger as a pooling of interests and are presented as if the companies were combined as of the earliest period presented. However, the financial information is not necessarily indicative of the results of operations, financial position or cash flows that would have occurred had the Merger been consummated for the periods for which it is given effect, nor is it necessarily indicative of future results of operations, financial position, or cash flows. The financial statements reflect the conversion of each outstanding share of AmerenUE common stock into one share of Ameren common stock, and each outstanding share of CIPSCO common stock into
1.03 shares of Ameren common stock in accordance with the terms of the merger agreement. The outstanding preferred stock of AmerenUE and Central Illinois Public Service Company (AmerenCIPS), a subsidiary of CIPSCO, were not affected by the Merger.

The accompanying financial statements include the accounts of Ameren and its consolidated subsidiaries (collectively the Company). All subsidiaries for which the Company owns directly or indirectly more than 50% of the voting stock are included as consolidated subsidiaries. Ameren's primary operating companies, AmerenUE and AmerenCIPS are engaged principally in the generation, transmission, distribution and sale of electric energy and the purchase, distribution, transportation and sale of natural gas in the states of Missouri and Illinois. The Company also has a non-regulated investing subsidiary, CIPSCO Investment Company (CIC). The Company has a 60% interest in Electric Energy, Inc. (EEI). EEI owns and operates an electric generating and transmission facility in Illinois that supplies electric power primarily to a uranium enrichment plant located in Paducah, Kentucky.

All significant intercompany balances and transactions have been eliminated from the consolidated financial statements.

Financial statement note disclosures, normally included in financial statements prepared in conformity with generally accepted accounting principles, have been omitted in these financial statements. However, in the opinion of the Company, the disclosures contained in the financial statements are adequate to make the information presented not misleading. See Notes to Supplemental Consolidated Financial Statements as of December 31, 1996, included in this Form 8-K for information relevant to the accompanying financial statements, including information as to the significant accounting policies of the Company.

In the opinion of the Company, the financial statements filed as a part of this Form 8-K reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the periods presented.

Due to the effect of weather on sales and other factors which are characteristic of public utility operations, financial results for the periods ended September 30, 1997 and 1996 are not necessarily indicative of trends for any nine-month period. Operating revenues and net income for the nine months ended September 30, 1997 and September 30, 1996, were as follows (in millions):

                                       AmerenUE  CIPSCO   OTHER    AMEREN
                                       --------  ------   ------   ------
Nine months ended September 30, 1997:
    Operating revenues                  $1,812   $  649   $  138   $2,599
    Net income                             278       62               340

Nine months ended September 30, 1996:
    Operating revenues                  $1,785   $  669   $  131   $2,585
    Net income                             279       69               348

REGULATION
Ameren will be a registered holding company and therefore subject to regulation by the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935 (PUHCA). AmerenUE and AmerenCIPS are also regulated by the Missouri Public Service Commission (MoPSC), Illinois Commerce Commission (ICC), and the Federal Energy Regulatory Commission (FERC). The accounting policies of the Company are in accordance with the ratemaking practices of the regulatory authorities having jurisdiction and, as such, conform to Generally Accepted Accounting Principles (GAAP), as applied to regulated public utilities.

NOTE 2 - REGULATORY MATTERS

In July 1995, the MoPSC approved an agreement involving the Company's Missouri electric rates. The agreement decreased rates 1.8% for all classes of Missouri retail electric customers, effective August 1, 1995, reducing annual revenues by about $30 million and reducing annual earnings by approximately 13 cents per share. In addition, a one-time $30 million credit to retail Missouri electric customers reduced 1995 earnings approximately 13 cents per share. Also included is a three-year experimental alternative regulation plan that provides that earnings in any future years in excess of a 12.61% regulatory return on equity
(ROE) will be shared equally between customers and stockholders, and earnings above a 14% ROE will be credited to customers. The formula for computing the credit uses twelve-month results ending June 30, rather than calendar year earnings. The agreement also provides that no party shall file for a general increase or decrease in the Company's Missouri retail electric rates prior to July 1, 1998, except that the Company may file for an increase if certain adverse events occur. During the nine months ended September 30, 1997, the Company recorded an estimated $20 million credit for the second year of the plan compared to the $47 million credit recorded for the first year of the plan in 1996. This credit, which the Company expects to pay to customers in 1998, was reflected as a reduction in revenues.

Included in the joint agreement approved by the MoPSC in its February 1997 order authorizing the Merger, is a new three-year experimental alternative regulation plan that will run from July 1, 1998, through June 30, 2001. Like the current plan, the new plan provides that earnings over a 12.61% ROE up to a 14% ROE will be shared equally between customers and shareholders. The new three-year plan will also return to customers 90% of all earnings above a 14% ROE up to a 16% ROE. Earnings above a 16% ROE would be credited entirely to customers. Other agreement provisions include: recovery over a 10-year period of the Missouri portion of merger-related expenses; a Missouri electric rate decrease, effective September 1, 1998, based on the weather-adjusted average annual credits to customers under the current experimental alternative regulation plan; and an experimental retail wheeling pilot program for 100 megawatts of electric power. Also, as part of the agreement, the Company will not seek to recover in Missouri the merger premium. The exclusion of the merger premium from rates did not result in a charge to earnings.

In September 1997, the ICC approved the Merger subject to certain conditions. The conditions included the requirement for AmerenUE and AmerenCIPS to file electric and gas rate cases or alternative regulatory plans within six months after the Merger is final to determine how net merger savings would be shared between the ratepayers and stockholders.

In December 1997, the Governor of Illinois signed the Electric Service Customer Choice and Rate Relief Law of 1997 (the Act) providing for utility restructuring in Illinois. This legislation introduces price-based competition into the supply of electric energy in Illinois and will provide a less regulated structure for Illinois electric utilities. The Act includes a 5 percent residential electric rate decrease for the Company's Illinois electric customers, effective August 1, 1998. The Company may be subject to additional 5 percent residential electric rate decreases in each of 2000 and 2002 to the extent its rates exceed the Midwest utility average at that time. The Company's rates are currently below the Midwest utility average. The Company estimates that the initial 5 percent rate decrease will result in a decrease in annual electric revenues of about $13 million, based on estimated levels of sales and assuming normal weather conditions. Retail direct access, which allows customers to choose their electric generation supplier, will be phased in over several years. Access for commercial and industrial customers will occur over a period from October 1999 to December 2000, and access for residential customers will occur after May 1, 2002. The Act also relieves the Company of the requirement in the ICC's Order issued in September 1997 (which approved the Merger), requiring AmerenUE and AmerenCIPS to file electric rate cases or alternative regulatory plans in Illinois following consummation of the Merger to reflect the effects of net merger savings. Other provisions of the Act include
(1) potential recovery of a portion of a utility's stranded costs through a transition charge collected from customers who choose another electric supplier,
(2) the option for certain utilities, including the Company, to eliminate the retail FAC applicable to their rates and to roll into base rates a historical level of fuel expense and (3) a mechanism to securitize certain future revenues related to stranded costs.

The Company's accounting policies and financial statements conform to GAAP applicable to rate-regulated enterprises and reflect the effects of the ratemaking process in accordance with SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation". Such effects concern mainly the time at which various items enter into the determination of net income in order to follow the principle of matching costs and revenues. For example, SFAS 71 allows the Company to record certain assets and liabilities (regulatory assets and regulatory liabilities) which are expected to be recovered or settled in future rates and would not be recorded under GAAP for nonregulated entities. In addition, reporting under SFAS 71 allows companies whose service obligations and prices are regulated to maintain assets on their balance sheets representing costs they reasonably expect to recover from customers, through inclusion of such costs in future rates. SFAS 101, "Accounting for the Discontinuance of Application of FASB Statement No. 71," specifies how an enterprise that ceases to meet the criteria for application of SFAS 71 for all or part of its operations should report that event in its financial statements. In general, SFAS 101 requires that the enterprise report the discontinuance of SFAS 71 by eliminating from its balance sheet all regulatory assets and liabilities related to the applicable portion of the business. At its July 24, 1997 meeting, the Emerging Issues Task Force of the Financial Accounting Standards Board (EITF) concluded that application of SFAS 71 accounting should be discontinued once sufficiently detailed deregulation legislation is issued for a separable portion of a business for which a plan of deregulation has been established. However, the EITF further concluded that regulatory assets associated with the deregulated portion of the business, which will be recovered through tariffs charged to customers of a regulated portion of the business, should be associated with the regulated portion of the business from which future cash recovery is expected (not the portion of the business from which the costs originated), and can therefore continue to be carried on the regulated entity's balance sheet to the extent such assets are recovered. In addition, SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" establishes accounting standards for the impairment of long-lived assets (i.e., determining whether the costs of such assets are recoverable in future revenues.) SFAS 121 also requires that regulatory assets, which are no longer probable of recovery through future revenue, be charged to earnings.

Due to the enactment of the Act, prices for the supply of electric generation are expected to transition from cost-based, regulated rates to rates determined by competitive market forces in the state of Illinois. As a result, the Company will discontinue application of SFAS 71 for the Illinois portion of its generating business (i.e., the portion of the Company's business related to the supply of electric energy in Illinois) in the fourth quarter of 1997. At this time, the Company is assessing the impact that the Act will have on its operations. The potential negative consequences resulting from the Act could be significant and include the impairment and writedown of certain assets, including generation-related plant and regulatory assets, related to the Company's Illinois jurisdictional assets. At September 30, 1997, the Company's net investment in generation facilities related to its Illinois jurisdiction approximated $826 million and was included in electric plant-in service on the Company's balance sheet. In addition, at September 30, 1997, the Company's Illinois generation-related net regulatory assets approximated $166 million. The provisions of the Act could also result in lower revenues, reduced profit margins and increased costs of capital. At this time, the Company is unable to determine the impact of the Act on the Company's future financial condition, results of operations or liquidity.

In the state of Missouri, where approximately 72 percent of the Company's retail electric revenues are derived, a task force appointed by the MoPSC is conducting studies of electric industry restructuring and competition and will issue a report to the MoPSC in April 1998. A joint legislative committee is also conducting studies and will report its findings and recommendations to the Missouri General Assembly after reviewing the results of the MoPSC task force.

The Company is unable to predict the timing or ultimate outcome of the electric industry restructuring initiatives being considered in the state of Missouri. In the state of Missouri, the potential negative consequences of industry restructuring could be significant and include the impairment and writedown of certain assets, including generation-related plant and regulatory assets, lower revenues, reduced profit margins and increased costs of capital. At September 30, 1997, the Company's net investment in generation facilities related to its Missouri jurisdiction approximated $2.7 billion and was included in electric plant-in service on the Company's balance sheet. In addition, at September 30, 1997, the Company's Missouri generation-related regulatory assets approximated $435 million. At this time, the Company is unable to predict the impact of potential electric industry restructuring matters in the state of Missouri on the Company's future financial condition, results of operations or liquidity.

In April 1996, the FERC issued Order 888 and Order 889 related to the industry's wholesale electric business. The Company filed an open access tariff under Order 888 as part of the merger case and in July 1997, the case was settled. In March 1997, the FERC issued Order 888A which required the Company to refile a tariff by July 14, 1997. The terms were not significantly different from those filed in the original tariff under Order 888.

In accordance with SFAS 71, the Company has deferred certain costs pursuant to actions of its regulators, and is currently recovering such costs in electric rates charged to customers.

The Company had recorded the following regulatory assets and regulatory liability as of September 30, 1997 and December 31, 1996:

-------------------------------------------------------------------------------
(in millions)                           September 30, 1997   December 31, 1996
-------------------------------------------------------------------------------
REGULATORY ASSETS:
  Income taxes                                        $696                $734
  Callaway costs                                       108                 111
  Coal contract restructuring charge                    66                  --
  Undepreciated plant costs                             37                  41
  Unamortized loss on reacquired debt                   40                  42
  Contract termination costs                            14                  20
  DOE decommissioning assessment                        17                  18
  Other                                                 14                  12
-------------------------------------------------------------------------------
Regulatory Assets                                     $992                $978
-------------------------------------------------------------------------------
REGULATORY LIABILITY:
  Income taxes                                        $286                $304
-------------------------------------------------------------------------------
Regulatory Liability                                  $286                $304
-------------------------------------------------------------------------------

The Company continually assesses the recoverability of its regulatory assets. Under current accounting standards, regulatory assets are written off to earnings when it is no longer probable that such amounts will be recovered through future revenues. However, as noted in the above paragraphs, electric industry restructuring legislation may impact the recoverability of regulatory assets in the future.

NOTE 3 - COMMITMENTS AND CONTINGENCIES

During 1996, AmerenCIPS restructured its contract with one of its major coal suppliers. In 1997, AmerenCIPS paid a $70 million restructuring payment to the supplier, which allows them to purchase at market prices low-sulfur, out-of-state coal through the supplier (in substitution for the high-sulfur Illinois coal AmerenCIPS was obligated to purchase under the original contract); and would receive options for future purchases of low-sulfur, out-of-state coal from the supplier through 1999 at set negotiated prices.

By switching to low-sulfur coal, AmerenCIPS was able to discontinue operating the Newton Power Plant Unit 1 scrubber. The benefits of the restructuring include lower cost coal, avoidance of significant capital expenditures to renovate the scrubber, and elimination of scrubber operating and maintenance costs (offset by scrubber retirement expenses). The net benefits of restructuring are expected to exceed $100 million over the next 10 years. In December 1996, the ICC entered an order approving the switch to out-of-state coal, recovery of the restructuring payment plus associated carrying costs (Restructuring Charges) through the retail FAC over six years, and continued recovery in rates of the undepreciated scrubber investment plus costs of removal. A group of industrial customers filed with the Illinois Third District Appellate Court (the Court) in February 1997 an appeal of the December 1996 order of the ICC which approved, among other things, recovery of the Restructuring Charges through the retail FAC. Additionally, in May 1997 the FERC approved recovery of the wholesale portion of the Restructuring Charges through the wholesale FAC.

As a result of the ICC and FERC orders, AmerenCIPS classified the $72 million of the Restructuring Charges made to the coal supplier in February 1997 as a regulatory asset and, through October 1997, recovered approximately $9.5 million of the Restructuring Charges through the retail FAC and from wholesale customers.

On November 24, 1997, the Court reversed the ICC's order, finding that the Restructuring Charges were not direct costs of fuel that may be recovered through the retail FAC, but rather should be considered as a part of a review of AmerenCIPS' aggregate revenue requirements in a full rate case. Restructuring Charges allocated to wholesale customers (approximately 16 percent of the total) are not in question as a result of the opinion of the Court. On December 8, 1997, AmerenCIPS requested a rehearing by the Court.

The Company is evaluating the impact of the Court decision on its financial statements. The Company cannot predict the ultimate outcome of this matter. If the Court's decision should ultimately prevail, AmerenCIPS will be required to cease recovery of the Restructuring Charges through the retail FAC, and could be required to refund any portion of those charges that had been collected through the retail FAC. The Company is also exploring other alternatives for recovery of the Restructuring Charges. The Company is currently evaluating the unamortized retail portion of the Restructuring Charges, which is currently classified as a regulatory asset, to determine if it continues to meet the criteria for the existence of an asset under GAAP. If it is determined that such criteria are not met, the unamortized balance of the Restructuring Charges, approximately $36 million, net of tax, could be charged to earnings. The Company is also evaluating the revenues previously recovered in 1997 through the retail FAC to determine if a loss contingency, as defined under GAAP, is required. Such loss contingency ($5 million, net of tax) could also be charged to earnings.

Under the Clean Air Act Amendments of 1990, the Company is required to reduce total annual sulfur dioxide emissions significantly by the year 2000. Significant reductions in nitrogen oxide are also required. By switching to low-sulfur coal and early banking of emission credits, the Company anticipates that it can comply with the requirements of the law without significant revenue increases because the related capital costs are largely offset by lower fuel costs. As of year-end 1996, estimated remaining capital costs expected to be incurred pertaining to Clean Air Act-related projects totaled $76 million.

In July 1997, the United States Environmental Protection Agency (EPA) issued final regulations revising the National Ambient Air Quality Standards for ozone and particulate matter. Although specific emission control requirements are still being developed, it is believed that the revised standards will require significant additional reductions in nitrogen oxide and sulfur dioxide emissions from coal-fired boilers. In October 1997, the EPA announced that Missouri and Illinois are included in the area targeted for nitrogen oxide emissions reductions as part of their regional control program. Reduction requirements in nitrogen oxide emissions from the Company's coal-fired boilers could exceed 80 percent from 1990 levels by the year 2002. Reduction requirements in sulfur dioxide emissions may be up to 50 percent beyond that already required by Phase II acid rain control provisions of the 1990 Clean Air Act Amendments and are anticipated to be required by 2007. Because of the magnitude of these additional reductions, the Company could be required to incur significantly higher capital costs to meet future compliance obligations for its coal-fired boilers or purchase power from other sources, either of which could have significantly higher operating and maintenance expenditures associated with compliance. At this time the Company is unable to determine the impact of the revised air quality standards on the Company's future financial condition, results of operations or liquidity.

The United States and other countries are discussing possibilities for an international treaty to address the issue of "global warming." The Company is unable to predict what agreements, if any, will be adopted. However, most of the proposals under discussion could result in significantly higher capital costs and operations and maintenance expenditures by the Company. At this time, the Company is unable to determine the impact of these proposals on the Company's future financial condition, results of operations or liquidity.

As of September 30, 1997, AmerenUE was designated a potentially responsible party (PRP) by federal and state environmental protection agencies at four hazardous waste sites. Other hazardous waste sites have been identified for which AmerenUE may be responsible but has not been designated a PRP. AmerenCIPS has identified 13 sites where it and certain of its predecessors and other affiliates previously operated facilities that manufactured gas from coal. This manufacturing produced various potentially harmful by-products which may remain on some sites. One site was added to the EPA Superfund list in 1990.

Costs relating to studies and remediation at the 13 AmerenCIPS' sites and associated legal and litigation expenses are being accrued and deferred rather than expensed currently, pending recovery through rates or from insurers. Through December 31, 1996, the total of the costs deferred, net of recoveries from insurers and through environmental adjustment clause rate riders approved by the ICC, was $11 million.

The ICC has instituted a reconciliation proceeding to review AmerenCIPS' environmental remediation activities in 1993, 1994 and 1995 and to determine whether the revenues collected under the riders in 1993 were consistent with the amount of remediation costs prudently and properly incurred. Amounts found to have been incorrectly included under the riders would be subject to refund. In mid-1997, AmerenCIPS and the ICC Staff submitted a stipulation with regard to all matters at issue. Under the stipulation, as of December 31, 1995, the aggregate amount of (i) revenues received under the riders, insurance proceeds (and related interest) exceeded (ii) rider-related costs (and related carrying costs) by approximately $4 million. If this stipulation is approved by the ICC, this amount would be applied to cover a portion of future remediation costs. Also, if the stipulation is approved, insurance proceeds of approximately $3 million would be applied to cover non-rider related costs incurred. During 1997, the accumulated balance of recoverable environmental remediation costs exceeded the balance of available insurance proceeds and rider revenues; therefore, AmerenCIPS began to again collect revenue under the riders beginning November 1, 1997.

The Company continually reviews remediation costs that may be required for all of these sites. Any unrecovered environmental costs are not expected to have a material adverse effect on the Company's financial position, results of operations or liquidity.

The International Union of Operating Engineers Local 148 and the International Brotherhood of Electrical Workers Local 702 filed unfair labor practice charges with the National Labor Relations Board (NLRB) relating to the legality of the lockout by AmerenCIPS of both unions during 1993. The NLRB has issued complaints against AmerenCIPS concerning its lockout. Both unions seek, among other things, back pay and other benefits for the period of the lockout. The Company estimates the amount of back pay and other benefits for both unions to be less than $17 million. An administrative law judge of the NLRB has ruled that the lockout was unlawful. On July 23, 1996, the Company appealed to the NLRB. The Company believes the lockout was both lawful and reasonable and that the final resolution of the disputes will not have a material adverse effect on financial position, results of operations or liquidity of the Company.

Regulatory changes enacted and being considered at the federal and state levels continue to change the structure of the utility industry and utility regulation, as well as encourage increased competition. At this time, the Company is unable to predict the impact of these changes on the Company's future financial condition, results of operations or liquidity. See Note 2 - Regulatory Matters for further discussion.

The Company is involved in other legal and administrative proceedings before various courts and agencies with respect to matters arising in the ordinary course of business, some of which involve substantial amounts. The Company believes that the final disposition of these proceedings will not have a material adverse effect on its financial position, results of operations or liquidity.